As filed with the Securities and Exchange Commission on September 10, 1999

                                                      Registration No. 333-____
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        --------------------------------

                             REGISTRATION STATEMENT
                                   ON FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        --------------------------------

                             OBJECTSOFT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                                            22-3091075
 (State or Other Jurisdiction                              (I.R.S. Employer
      of Incorporation                                    Identification No.)
      or Organization)
                                                David E. Y. Sarna, Chairman
                                                   ObjectSoft Corporation
       Continental Plaza III                        Continental Plaza III
       433 Hackensack Avenue                         433 Hackensack Avenue
    Hackensack, New Jersey 07601                 Hackensack, New Jersey 07601
         (201) 343-9100                                 (201) 343-9100
(Address, Including Zip Code, and           (Name, Address, Including Zip Code,
  Telephone Number Including Area Code,              and telephone number
of Registrant's Principal Executive Offices)  Including Area Code, of Agent For
                                                            Service)

                          ----------------------------
                                    Copy to:

                              Melvin Weinberg, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 704-6000

                          -----------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective, as determined by market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                              ---------------------

         If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                              ---------------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                         CALCULATION OF REGISTRATION FEE

================================ ======================  ======================= ========================= =======================

                                                                Proposed                 Proposed
                                                                 Maximum                  maximum                 Amount of
Title of each class of securities      Amount to             Aggregate price             Aggregate              registration
to be registered                     be registered              Per share             offering price                 fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par
value per share                      5,515,840(2)(3)            $.4925(1)              $2,716,551.20               $755.20
================================ ======================  ======================= ========================= =======================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g); based on the average of the bid ($.343) and asked price ($.641) on the Nasdaq SmallCap Market (NASDAQ) on September 3, 1999.

(2) Represents 5,500,000 shares of our Common Stock issuable upon conversion of $2,350,000 stated value of 6% Series F Convertible Preferred Stock ("Series F Preferred Stock") and upon exercise of warrants issued in connection therewith, and 15,840 shares of our common stock issuable upon the exercise of warrants issued in accordance with a finance lease commitment. See "Description of Securities."

(3) The number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock is dependent upon the market price of our Common Stock, and accordingly the actual number of shares of Common Stock which shall be issued upon such conversion and, consequently, offered for sale under this Registration Statement, cannot be determined at this time. This number is arbitrary and was arrived at through agreement of the parties to the Series F Subscription Agreement. This number is not intended to constitute a prediction as to the future market price of our Common Stock upon conversion of the Series F Preferred Stock. See "Risk Factors -- the Conversion of the Series F Preferred Shares and the Exercise of the Warrants Will Dilute the Value of Your Shares".


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.
                  This prospectus is not an offer to sell these
                  securities and is not seeking an offer to buy
                these securities in any state where the offer or
                             sale is not permitted.
                           ---------------------------


                  PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION,
                            DATED SEPTEMBER 10, 1999


                        5,515,840 Shares of Common Stock
                          (par value $.0001 per share)

                             OBJECTSOFT CORPORATION

                             -----------------------


     The stockholders of ObjectSoft Corporation listed on page 16 of this Prospectus are offering for sale up to 5,515,840 shares of Common Stock of the Company under this Prospectus, of which up to 5,500,000 are issuable upon conversion of Series F of the Company's Preferred Stock and exercise of warrants issued in connection with the Series F Preferred Stock, and 15,840 are issuable upon the exercise of additional warrants to purchase Common Stock. Those to whom such Selling Stockholders may pledge, donate or transfer their shares and other successors, may also use this prospectus. The Selling Stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices.

     The Selling Stockholders will receive all of the net proceeds from the resale of the shares. Accordingly, we will not receive any proceeds from the resale of the shares. We may receive proceeds from the exercise of the warrants. We will use such net proceeds for general corporate purposes. We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the Selling Stockholders.


               ------------------------------------
                     NASDAQ SmallCap symbols:
                       Common Stock "OSFTC"
               Redeemable Class A Warrants "OSFTWC"
               ------------------------------------



     On September 8, 1999 the closing sale price of our Common Stock on the Nasdaq SmallCap Market was $.50 and the closing sale price of our Redeemable Class A Warrants was $.125.

     Our executive offices are located at Continental Plaza III, 433 Hackensack Avenue, Hackensack, New Jersey 07601, our telephone number is (201) 343-9100 and our website is at www.objectsoftcorp.com.

This investment involves a high degree of risk. You should carefully consider the factors described under the caption "Risk Factors" beginning on page 4 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                          ---------------------------
                 The Date of this Prospectus is September , 1999

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

         We have filed with the SEC a registration statement on Form S-3 to register the Shares being offered. This Prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our Common Stock, you should refer to the registration statement and to the exhibits and schedules filed as part of that registration statement, as well as the documents we have incorporated by reference which are discussed below. You can review and copy the registration statement, its exhibits and schedules, as well as the documents we have incorporated by reference, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

         This Prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1.   Annual Report on Form 10-KSB for the year ended December 31, 1998;
     2. Quarterly Reports on Forms 10-QSB for the quarters ended March 31, 1999 and June 30, 1999;
     3.   The Company's Proxy Statement for the 1999 Annual Meeting of
          Stockholders;
     4. Current Reports on Form 8-K dated (date of earliest event reported) December 31, 1998 (as filed on January 15, 1999) and March 17, 1999 (as filed on March 23, 1999); and
     5. The description of our Class A Common Stock contained in the Registration Statement on Form 8-A filed on October 16, 1996.

          You may request a copy of these filings, at no cost, by writing or telephoning us at Continental Plaza III, 433 Hackensack Avenue Hackensack, New Jersey 07601 (201) 343-9100. Attention: Dina Pecoraro.

                            -----------------------

         This Prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "expect," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this Prospectus.

         We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information. This Prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current as of September , 1999.

                            -------------------------

                                TABLE OF CONTENTS

Where You Can Find More Information About Us................................2
Risk Factors................................................................4
Use of Proceeds............................................................15
Dividend Policy............................................................15
Selling Stockholders ......................................................15
Description of Securities..................................................18
Plan of Distribution ......................................................22
Indemnification for Securities Act Liabilities.............................23
Legal Matters..............................................................24
Experts ...................................................................24

                                  RISK FACTORS

         Before you buy shares of our Common Stock, you should be aware that there are various risks associated with such purchase, including those described below. You should consider carefully these risk factors, together with all of the other information in this Prospectus, and the documents we have incorporated by reference in the section "Where You Can Find More Information About Us" before you decide to purchase shares of our Common Stock.

         Some of the information in this Prospectus and in the documents we have incorporated by reference may contain forward-looking statements. Such statements can be generally identified by the use of forward- looking words such as "may," "will," "expect," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. These statements discuss future expectations, or state other "forward-looking" information. When considering such statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus. The risk factors noted in this section and other factors noted in this Prospectus could cause our actual results to differ materially from those contained in any forward-looking statements.

THE CONVERSION OF THE SERIES E AND SERIES F PREFERRED STOCK AND THE EXERCISE OF THE WARRANTS ISSUED IN THE MARCH 1999 AND AUGUST 1999 PRIVATE PLACEMENTS, AS WELL AS THE EXERCISE OF OTHER WARRANTS AND OPTIONS, WILL DILUTE THE VALUE OF YOUR SHARES

         The value of your Shares will be diluted upon the conversion of the Series E and Series F Preferred Stock and upon exercise of the warrants issuable in connection therewith and upon exercise of the warrants we issued in connection with a finance lease commitment. Specifically, our Series E Preferred Stock is and our Series F Preferred Stock may be convertible into Common Stock at rates which represent a discount from future market prices of our Common Stock. This conversion may result in substantial dilution to existing holders of Common Stock. The sale of such Common Stock could have a negative impact on the trading price of the Common Stock and could increase the volatility in the trading price of the Common Stock. Moreover, if the trading price of the Common Stock were to decrease significantly, the issuance of the shares upon conversion of the Series E and Series F Preferred Stock could conceivably effect a change of control of the Company.

          In addition, certain warrants which we have issued, including warrants owned by the Selling Stockholders, entitle their holders to acquire our Common Stock at prices which may represent discounts from its future market prices. Such discounts could result in substantial dilution to existing holders of our Common Stock. The sale of such Common Stock acquired at a discount could have a negative impact on the trading price of our Common Stock and could increase the volatility in its trading price.

         At the date of this Prospectus, we have reserved an aggregate of approximately 5,000,000 shares of Common Stock for issuance upon exercise of options and warrants to purchase shares of our Common Stock at an exercise price between $0.50 and $8.00 per share. The number of shares issuable upon exercise of certain of the warrants may be adjusted pursuant to the terms of these warrants. During the terms of the options and warrants, we must give their holders the opportunity to profit from a rise in the market price of our Common Stock. The existence of the warrants may adversely affect the terms on which we may obtain additional funds in return for the issuance of our equity. Moreover, the holders of these securities are likely to exercise their rights to acquire our Common Stock at a time when we would otherwise be able to obtain capital with more favorable terms than we could obtain through the exercise of such securities.

WE HAVE A LIMITED OPERATING HISTORY; WE HAVE A HISTORY AND EXPECTATION OF FUTURE LOSSES AND AN ACCUMULATED DEFICIT

         We were incorporated in 1990 and have a limited operating history. In addition, we recently changed our business focus from consulting and training services to focus on products from which we derive operating income and leasing fees, and on Internet services. As a result, any analysis of our operations in the past has only minimal relevance to an evaluation of our net worth, our current products and services and our prospects.

         Although we have generated revenues from operations, we have experienced substantial operating losses. We have incurred, and will continue to incur, significant costs in connection with the development of our interactive public access terminals and Internet operations, which may result in operating losses. We cannot assure you as to if and when we may begin generating significant revenues or achieve profitable operations.

         We have incurred the following losses since 1996:

         Fiscal year ended:
         .        December 31, 1996 ............... $1,240,695
         .        December 31, 1997 ............... $2,519,872
         .        December 31, 1998 ............... $2,514,670

         Six months ended:
         .        June 30, 1999 ........................ $1,550,228

         As of June 30, 1999, the Company had an accumulated deficit of $8,736,720.

OUR NEED FOR ADDITIONAL FINANCING; THE UNCERTAINTY OF ADDITIONAL FINANCING

         Our current policy is generally to own and operate our public access terminals, which may require substantial capital investment. We intend to enter into one or more lease financing arrangements for these terminals.

         We may need to raise additional funds through public or private debt or sale of debt or equity in order to respond to unanticipated competitive pressures or take advantage of unanticipated opportunities, including acquisitions of complementary businesses or technologies, and the development of new products, and to finance the purchase of kiosks. In addition, if we experience rapid growth, we may require additional funds to expand our operations or enlarge our organization. In any such event, our continued operation may be dependent on our ability to procure additional financing through sales of additional equity or debt. If we were to issue any additional equity securities or debt securities which are convertible into equity, such issuance could substantially dilute the interests of our security holders existing at the time of such issuance. Such equity securities may also have rights, preferences or privileges senior to those of the holders of our Common Stock.

         We cannot assure you that additional financing will be available on terms favorable to us, or that additional financing will be available at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to unanticipated competitive pressures. Such inability could have a materially negative effect on our business, financial condition and results of operations and could require us to materially reduce, suspend or cease operations.

WE CANNOT ASSURE YOU OF CONTINUED NASDAQ LISTING; WE MAY BE SUBJECT TO PENNY STOCK REGULATIONS

         The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on The Nasdaq SmallCap Market(TM). Among other things, as such requirements pertain to us, we are required to maintain net tangible assets of at least $2,000,000 (at June 30, 1999, our net tangible assets (as defined by Nasdaq as total assets, excluding goodwill, minus total liabilities) were approximately $2,521,000 and, on a pro forma basis giving effect to the August 1999 Financing, were approximately $4,715,900) and our Common Stock must have a minimum bid price of at least $1.00 per share.

         Under Nasdaq's listing maintenance standards, if the closing bid price of our Common Stock is under $1.00 per share for thirty consecutive business days and does not thereafter regain compliance for a minimum of ten consecutive business days during the ninety calendar days following notification by Nasdaq, Nasdaq may delist our Common Stock from trading on The Nasdaq SmallCap Market(TM). The bid price of our Common Stock closed below $1.00 per share from August 3, 1999 to the date of this prospectus. On September 1, 1999, we received a letter from Nasdaq that it would continue to list our stock on The Nasdaq SmallCap Market(TM) pursuant to a temporary exception, which requires that we meet certain conditions relating to maintenance of the closing bid price of at least $1.00 per share. We must begin to meet the terms of the exception by October 15, 1999. If we are unable to demonstrate compliance with the exception, the Common Stock will be delisted. The Company understands that it is Nasdaq's position that an ability to demonstrate sustained compliance with all requirements for continued listing also is required to achieve compliance with such exception. The closing bid price of our Common Stock as of September 8, 1999 was $.50.

         Our Board of Directors has adopted resolutions recommending that our stockholders, at a special meeting of stockholders scheduled to be held on October 12, 1999, authorize an amendment to our Certificate of Incorporation, which authorization will give our Board of Directors the discretion to effect a reverse split of our Common Stock in an exchange ratio to be approved by our Board. The principal purpose of the reverse split is to increase the market price of our Common Stock above the Nasdaq minimum bid requirement (which does not adjust for the reverse split), in the event that market forces are insufficient.

         If our securities were to be excluded from Nasdaq, it may negatively affect the prices of our securities and the ability of holders to sell them. Additionally, if our securities were to be excluded from Nasdaq, it may be more difficult to use our Common Stock in acquisitions and financing transactions in which we may engage. In the event that our securities are not listed on Nasdaq, trading would be conducted in the "pink sheets" or through the National Association of Securities Dealers, Inc. Electronic Bulletin Board. In the absence of our Common Stock being quoted on Nasdaq, trading in our Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. If our Common Stock were subject to the regulations on penny stocks, the market liquidity for our Common Stock would be severely affected by limiting the ability of broker/dealers to sell our Common Stock and the ability of purchasers to sell their securities in the secondary market. We cannot assure you that trading in our securities will not be subject to these or other regulations in the future which would adversely affect the market for such securities.

WE CHANGED OUR OPERATING FOCUS

         Beginning in mid-1994, we changed our business focus from consulting and training services to focus on products from which we derive operating income and leasing fees and on Internet based services. Operating income is derived from either advertising fees or fees for transactions performed on our interactive public access terminals. Our first public access terminals (SmartStreet(TM)) were introduced in July 1996. Our newest product is FastTake
(R), which we introduced in October 1998 at the East Coast Video Show and which we began shipping in March, 1999. FastTake(R) is designed for the video industry. It permits users to search a data base for a favorite actor, director, or by a portion of the movie name. The user can then access a plot summary, the names of the major actors and directors, still pictures from the movie (photographs) and a preview of the video (known as a trailer). By the end of 1999, we expect to release FastTake (R) with an added electronic commerce feature. The operations to which we are now devoting our resources are in the early stages of development. We cannot assure you that we will be successful in attracting new customers or retaining current customers for our new business divisions or in generating significant revenues or profits from such business divisions. Although we anticipate that we will begin to recognize greater revenues from the SmartSign(TM) and FastTake(R) public access terminals during 1999, we cannot predict the actual timing or amount of such revenues. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, we must, among other things, respond to competitive developments, attract, retain and motivate qualified product development and marketing personnel, continue to upgrade our existing technologies, develop new technologies and commercialize products and services incorporating such technologies. We cannot assure you that we will be successful in addressing such risks. In order to have the financial and technical resources to respond to changing market demands on a timely basis, we may also need to enter into strategic alliances and cooperate with others in an effort to develop our products and services. We cannot assure you that entities with the necessary technical or financial resources will be willing to enter into such alliances with us on acceptable terms or at all.

MUNICIPAL KIOSKS DE-EMPHASIZED

          In early 1996, as part of its Public Access Terminal Demonstration Project, the City of New York entered into an agreement with us to develop public terminals to be located in city offices and other public locations in an effort to expedite transactions with the City of New York . Under this agreement, the City of New York agreed to lease the first five public access terminals, and we have the option to deploy additional terminals throughout the New York City area at our own risk and expense, subject to the approval of terminal locations by the City of New York . We deployed the first five public access terminals in New York City in July 1996, we installed a sixth terminal in August 1997 (which was discontinued in January 1999) and we installed a seventh in March 1998. The agreement was extended through the end of 1999. The public access terminals are configured to permit us to offer additional services provided either by us or by third parties and to sell advertising on such terminals. The current extended agreement requires us to pay to the City of New York 50% of advertising and third party service revenues from the first five installed terminals. We have been seeking to provide SmartStreet(TM) services to other municipalities, states and government agencies and to organizations in the private sector that provide a large volume of information, records and documents to the public. We entered into the first such additional agreement on March 11, 1998 with the City of San Francisco. The first public access terminal under this agreement was installed in June 1998. It was removed in March 1999 as we decided not to make the investment needed to make the kiosk fully accessible to blind persons, a condition imposed by the City of San Francisco, since we determined that such cost was uneconomic. We may also seek to enter into agreements with the City of New York and other customers to provide information and services over the Internet, in order to expand the accessibility of such information and services. We also supplied eight terminals to King County, Washington. In August 1999, we decided not to expand our line of municipal kiosks and we do not expect these kiosks to be a major source of revenue in the year 2000 and beyond.

          In October 1998 we first demonstrated a new product based on our SmartStreet(TM) technology called FastTake(R), which is designed for the video industry. Deliveries of this product (in many cases on a trial basis) began in March 1999. As of September 1, 1999, 100 kiosks were manufactured. We have agreements for placement of all FastTake(R) kiosks currently manufactured in pilot or long-term programs in certain locations. 87 kiosks with 331,762 page views have been installed as of September 10, 1999. As of the date of this filing, seven studios had committed to advertise FastTake(R), with expected revenue from this source of about $200 per kiosk per month.

         We cannot assure you that additional agreements will be signed. Neither can we assure you that FastTake(R) will prove to be effective and continue to be in demand. If the FastTake(R) kiosks are not successful in their initial locations we cannot assure you that we will be able to find other locations on the same terms or at all. We cannot assure you that the present usage patterns will continue as additional kiosks are added or that sponsorship by advertisers will continue at present levels or will increase to the levels needed to cover our costs. Revenue from FastTake(R) is dependent on placement of kiosks, usage and advertiser support. By the end of 1999, we are expecting to add an electronic commerce feature to FastTake(R). We cannot predict what revenues will be achieved through electronic commerce once this feature becomes available.

WE DEPEND ON CERTAIN LICENSES, INSTALLATION AND MAINTENANCE SERVICES

         FastTake(R) uses databases compiled by and licensed from Video Pipeline, Inc. and film trailers licensed from Screenplay, Inc. If these licenses were canceled for any reason, it may be difficult or expensive to license similar data bases from other providers. We also rely on installation and maintenance services for our FastTake(R) public access terminals which we receive from International Business Machines (IBM). These contracts could be canceled on short notice. If such contracts were canceled by IBM, this could have a negative affect on our sales as well as on the quality of service which we could provide to our customers.

WE CANNOT BE CERTAIN ABOUT OUR PRODUCT DEVELOPMENT

         Hardware and software as complex and sophisticated as that employed by us in our public access terminals commonly experience errors, or "bugs," both during development and subsequent to commercial introduction. As such terminals are installed in the City of New York and elsewhere, we may identify such problems, either in the software platforms developed by others or in our own proprietary software. We cannot assure you that all the potential problems will be identified, that any bugs that are located can be corrected on a timely basis or at all, or that additional errors will not be located in existing or future products at a later time or when usage increases. Any such errors could delay the commercial introduction or use of existing or new products and require modifications in systems that have already been installed. Remedying such errors could be costly and time consuming. Furthermore, bugs involving the proprietary software of third parties could require the redesign of our proprietary software. Delays in debugging or modifying our products could materially and adversely affect our competitive position with respect to existing and new technologies and products offered by our competitors. In particular, delays in remedying existing or newly identified errors in our public access terminals could materially and adversely affect our ability to achieve significant market penetration with them.

WE ARE VULNERABLE TO TECHNOLOGICAL CHANGES; WE NEED TO BE CONTINUOUSLY ACCEPTED IN RAPIDLY CHANGING MARKETS

         The markets we serve experience rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, more advanced products produced by our competitors could erode our position in our existing markets or other markets that we may enter. It is difficult to estimate the life cycles of our products and services. Our future success will depend, in part, upon our ability to enhance existing products and services and to develop new products and services on a timely basis. In addition, our products and services must keep pace with technological developments, conform to evolving industry standards, particularly client/server and Internet communication and security protocols and publishing formats. We also must address increasingly sophisticated customer needs. In particular, the success of our public access terminals will depend in large measure on their being user-friendly to the public and capable of operating reliably. We might experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services. New products and services and enhancements might not meet the requirements of the marketplace and achieve market acceptance. If these things happen, they would materially and negatively affect our financial condition and results of operations.

WE HAVE SIGNIFICANT COMPETITION

         We are subject to significant competition from different sources for our different services. Our Internet public access terminal business competes with numerous companies, including IBM, North Communications, Golden Screens and ATCOM/INFO. The City of New York has also awarded contracts, comparable to the contract awarded to us, to North Communications and DSSI (which awarded a subcontract to Golden Screens), both of which have sold similar public access terminals to other municipalities. After fulfillment of the initial contracts, if the City of New York chooses to install additional public access terminals throughout New York City, it may award to others, and not to us, the contract to install such additional terminals. Further, other municipalities or other entities might not seek to acquire these terminals from us. In addition, if this business is successful, additional companies in the software, hardware and communications areas, among others, may seek to enter the market. Many of such competitors may have resources far greater than ours. A total of 19 companies competed for the contracts with the City of New York, many of which can be expected to compete aggressively in other competitive situations.

         Our FastTake(R) business competes with a number of companies, principally Muze, Inc., Entertainment Decisions, Inc. (Clair-V) and Advanced Communication Design Inc., which have been in the video field for far longer than us. Although we believe that FastTake(R) is a competitive product, we cannot assure you that these or other companies with far greater resources than ours might enter the field and negatively affect our FastTake(R) business prospects in this market.

WE MAY HAVE DIFFICULTY COMPLYING WITH GOVERNMENT CONTRACT REQUIREMENTS AND GOVERNMENT REGULATION

         We are initially marketing our public access terminals to entities including municipalities, states and other government agencies, among others. Governmental agencies and authorities are subject to public contract requirements and regulations which vary from one jurisdiction to another. Some of the issues which these requirements and regulations relate to are listed below:

 .        bidding procedures;
 .        audits;
 .        guarantees;
 .        insurance coverage;
 .        non-discrimination in hiring practices;
 .        access to the disabled;
 .        record-keeping.

         In San Francisco, we were requested to make the public access terminals accessible to blind persons. Other jurisdictions may impose similar requirements. We are currently attempting to develop a program to make our public access terminals accessible to blind persons, with the aid and cooperation of various organizations for the blind.

         Some public contract requirements may be onerous or even impossible for us to satisfy, such as requirements for large guarantees, and we may not be able to make sales in these jurisdictions. In addition, public contracts frequently require a formal competitive bidding process. The process to date has been and may continue to be long. Even following contract award, significant delays in contract implementation are possible.

WE RELY ON MICROSOFT  IN MARKETING

         We have established a strategic relationship with Microsoft that we believe is important to our sales, marketing and support activities as well as to our product development efforts, relating to our public access terminals. Microsoft supports us in marketing our public assets and services and has agreed to exhibit our public access terminals in Microsoft displays at various trade shows. It has also issued public statements that included favorable references relating to our products. Additionally, Microsoft currently advertises on public access terminals in New York City. It is possible that Microsoft would not continue to support our products, continue our participation in the Developer Days program, continue to advertise on our public access terminals or enter into such agreements with us in the future. Such an eventuality would materially negatively affect us.

WE DEPEND UPON MICROSOFT'S WINDOWS OPERATING SYSTEM

         We have invested in software built on Microsoft's Internet Explorer, Windows Internet Information Server, Windows NT and BackOffice and Office platforms. This software uses programming languages designed for these operating systems. If these platforms do not remain competitive, we might have to spend significant time and resources to make our software compatible to other platforms. Any factor negatively affecting the demand for, or use of, Microsoft's Windows operating system could have an impact on demand for our products or services which in turn would have a material negative effect on our business, results of operations and financial condition. Additionally, any changes to the Windows operating system that require us to make changes to our products would negatively affect us if we were unable to develop or implement such changes in a timely fashion.

WE DEPEND UPON COMMON CARRIERS AND INTERNET ACCESS PROVIDERS

         We are also dependent on various regulated common carriers and unregulated Internet access providers, such as AT&T, Bell Atlantic, Global Crossing and PSI. Our service or profitability could be materially and negatively effected if such carriers or providers cannot timely respond to our requirements for service, fail to provide reliable service or increase their rates substantially.

WE DEPEND ON THE INTERNET

         Sales of our Internet-related products and services will depend in large part upon the growth of the Internet industry. We depend on a robust Internet industry and infrastructure for providing commercial Internet access and carrying Internet traffic, and we depend on increased commercial use of the Internet.

WE HAVE A LIMITED CUSTOMER BASE

         Historically, we have derived a significant portion of our revenues from a relatively limited number of customers. During 1998, one customer accounted for approximately 73% of our revenues. During 1997, one customer accounted for approximately 84% of our revenues, and during 1996, two customers accounted for approximately 71% of our revenues. The services provided to such customers were consulting and related services and, more recently, services related to the development of Intranet and public access terminal technology. We cannot assure you that such customers or others will retain us to install public access terminals or to provide such services to them in the future. So far, we have derived only limited revenue from FastTake(R), which we began shipping in March 1999.

THERE IS RISK INVOLVED IN OUR MANUFACTURING ACTIVITIES

         We are responsible for the design of our public access terminals. Subcontractors are responsible for the engineering and manufacturing of their hardware and graphical components. Only a limited number of public access terminals have been built to date, so it is difficult for us to predict if our current subcontractors will be able to engineer and produce such terminals on a satisfactory basis. While we believe that we could arrange to have public access terminals built by other subcontractors on comparable terms, we would experience costs and delays if we needed to do so. Our future success will depend in part on our ability to retain subcontractors and maintain good relationships with subcontractors, because we need to assure the timelines and quality of the manufacture of our public access terminals.

THERE IS POTENTIAL FLUCTUATION IN OUR QUARTERLY OPERATING RESULTS

         Our quarterly operating results have in the past and may in the future vary significantly. These variations depend upon factors such as the timing of significant orders, which in the past have been, and may be in the future, delayed from time to time due to delays in the contracting process. The potential customers for our public access terminals are expected to include municipalities, government agencies and large organizations; that is, entities that typically engage in extended competitive bidding, approval and negotiation procedures with respect to contracts, with no assurance that the contract will ultimately be awarded to us. Our FastTake(R) public access terminals are dependent on agreements with distributors, video stores and studios (to provide advertising support). To date, only [one] distributor agreement has been signed (with Plaza Entertainment) and agreements have been signed with [four] studios and [eight] video outlets representing [30] initial locations. Additional factors contributing to variability of operating results include the following:

 .        the pricing and mix of services and products which we sell;
 .        terminations of our service;

 .         new products which we or our competitors introduce;
 .         market acceptance of new and enhanced versions of our products and services;
 .         changes in pricing or marketing policies by our competitors and our responses thereto;
 .         our ability to obtain sufficient vendors;
 .         our ability to obtain supplies of sole or limited source components;
 .         our ability to make changes in our network infrastructure costs, as a result of demand variation or otherwise;
 .         and the lengthening of our sales cycle due to expansion and the timing of the expansion of our network infrastructure.

Variations in the timing and amounts of revenues and costs could have a materially negative effect on our quarterly operating results.

WE DEPEND UPON KEY MEMBERS OF OUR MANAGEMENT

         Our business is greatly dependent on the efforts of our executive officers and key employees, and on our ability to attract key personnel. In particular, our future success is dependent upon the personal efforts of our founders, David E. Y. Sarna, our Chairman, Co-Chief Executive Officer, Secretary and Director and George J. Febish, our President, Co- Chief Executive Officer, Treasurer and Director. We have entered into employment agreements with each of Messrs. Sarna and Febish, which terminate on December 31, 2001. We have in place key person life insurance policies, of which we are the beneficiary, on the lives of Messrs. Sarna and Febish in the amount of $1,000,000 each. However, the loss of the services of our executive officers or other key employees could delay our ability to fully implement our operating strategy, which could have a materially negative effect on our business, operating results and financial condition.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN EMPLOYEES AND CONTRACT PROVIDERS

         Our success will depend in large part upon our ability to attract, develop, motivate and retain highly skilled technical employees. In particular we must be able to attract software developers, project managers and other senior personnel, as well as independent providers of creative content for our public access terminals and websites. Qualified project managers and skilled developers with Intranet, Internet and ActiveX(TM) skills are in particularly great demand and are likely to remain a limited resource for the foreseeable future. Although we expect to continue to be able to attract and retain sufficient numbers of highly skilled technical employees, developers, project managers and independent content providers for the foreseeable future, there can be no assurance that we will be able to do so. The loss of some or all of our project managers and other senior personnel could have a materially adverse impact on us, particularly on our ability to secure and complete engagements. Other than Messrs. Sarna and Febish, no other senior personnel have entered into employment agreements obligating them to remain employed by us for any specific term; however, substantially all our key employees are parties to nonsolicitation, confidentiality and noncompetition agreements with us.

OUR SUCCESS DEPENDS UPON OUR PROPRIETARY TECHNOLOGY

         Our success and ability to compete is dependent in part upon our proprietary technology. While we rely on trade secret, contract, trademark, patent and copyright law to protect our technology, we believe that other factors are more essential to establishing and maintaining a technology leadership position. Theses factors include: the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance. We presently have several patents or patent applications pending. There can be no assurance that such patent applications will be allowed or even if such applications are allowed that others will not develop technologies that are similar or superior to our technology. The source code for our proprietary software is protected as a trade secret. In addition, we do not sell or license our technology to third parties, but rather deliver services through our public access terminals. Our proprietary software is not disclosed to third parties. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain aspects of our products or to obtain and use information that we regard as proprietary or to develop similar technology independently. Policing unauthorized use of our products is difficult. In addition, effective trade secret and copyright protection may be unavailable or limited in certain foreign countries. We cannot assure you that the steps we have taken will prevent misappropriation of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material negative effect on our business, operating results or financial condition.

         Certain technology used in our products or services is licensed or leased from third parties, generally on a nonexclusive basis. While the licenses involved are primarily "shrink wrap licenses"; that is, licenses available to anyone who purchases publicly available software programs, in the event any of these licenses or leases is terminated or in the event the underlying programs are discontinued our operations may be materially negatively affected. Replacement of certain technologies which we license or lease could be costly and could result in product delays which would materially and negatively affect our operating results. While it may be necessary or desirable in the future to obtain other licenses or leases relating to one or more of our products or services or relating to current or future technologies, we cannot assure you that we will be able to do so on commercially reasonable terms or at all.

WE ARE EXPOSED TO RISK OF SYSTEM FAILURE, RISKS ASSOCIATED WITH THE SECURITY OF OUR SYSTEMS AND LIABILITY RISKS

         Our operations are dependent upon our ability, and the ability of our suppliers, such as AT&T, Bell Atlantic and PSI to protect our network infrastructure against damage from fire, earthquakes, power loss, telecommunications failures and similar events. Despite the precautions we take, the occurrence of a natural disaster or other unanticipated problems at our network operations center or public access terminals in the future could cause interruptions in the services we provide. In addition, there could be interruptions in the services we provide if our telecommunications providers fail to provide the data communications capacity we require as a result of a natural disaster, operational disruption or for any other reason. Any damage or failure that causes interruptions in our operations could have a material negative effect on our business, financial condition and results of operations. Our public access terminals are designed to operate with reduced functionality even without connection to telecommunication lines. However, a substantial failure could negatively affect our business.

         Despite the implementation of security measures, the core of the infrastructure of our network is vulnerable to computer virus attacks and other disruptive problems. In the past, we and our Internet access providers have experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized use could also potentially jeopardize the security of confidential information stored in our computer systems and in the computer systems of our customers, which may result in us being liable to our customers and also may deter potential users. Although we intend to continue to implement industry-standard security measures, including the use of firewalls and virus detection and prevention software, such measures have been circumvented in the past, and we cannot assure you that measures we implement will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers which could have a material negative effect on our financial condition and results of operations.

         Our success will depend upon the capacity, reliability and security of our network infrastructure, including processing capability, and the facilities and capacity leased from access providers and telecommunications vendors. We must continue to expand and adapt our network infrastructure as the number of users and the amount of information they wish to transfer increases, and to meet changing customer requirements. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources. We cannot assure you that we will be able to expand or adapt our network infrastructure to meet additional demand or our customers' changing requirements on a timely basis, at a commercially reasonable cost, or at all. If we fail to expand our network infrastructure on a timely basis or adapt it either to changing customer requirements or to evolving industry standards, our business, financial condition and results of operations could be materially negatively affected.

         The public access terminals that were installed in various locations in New York City since July 1996, in Kings County, Seattle, Washington since June 1997 and the FastTake(R) Kiosks installed since March 1999 have have only been operating for a short time. Accordingly, we have only limited experience with actual consumer interaction with the public access terminals. While we have designed the public access terminals to be resistant to vandalism, there can be no assurance that vandals will not succeed in damaging or disabling these terminals. In addition, although we believe it is unlikely, users of the public access terminals may seek to hold us liable for injuries allegedly incurred in connection with using them.

         While we maintain insurance covering, among other things , losses resulting from business interruptions caused by system failures, damages to public access terminals or claims by users of the public access terminals, with an annual limit of $2,000,000, and a $5,000,000 umbrella policy, we cannot assure you that such insurance will provide sufficient coverage or that if there are multiple claims, such insurance will not be terminated or will be available for terms affordable to us.

WE HAVE RISK OF LIABILITY DUE TO FUTURE REGULATION OF THE INTERNET ACCESS
INDUSTRY

         We are currently not subject to direct regulation by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally and businesses doing business with governmental agencies (see "Risk Factors -- We May Have Difficulties Complying with Government Contract Requirements and Government Regulation").

         Changes in the regulatory environment relating to the Internet access industry could have a negative effect on our business. Due to the increase in Internet use and publicity, it is possible that laws and regulations may be adopted with respect to the Internet, including with respect to privacy, pricing and characteristics of products or services. We cannot predict the impact, if any, that future laws and regulations or legal or regulatory changes may have on our business.

         The law relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their systems is currently unsettled. Parties have instituted several private lawsuits seeking to impose such liability upon on-line services companies and Internet access providers. In addition, there is proposed legislation which would impose liability for or prohibit the transmission on the Internet of certain types of information and content. We may be exposed to such potential liability in the event we were to make services such as the one offered through our public access terminals available over the Internet. Although we carry insurance, it may not be adequate to compensate us in the event we become liable for information carried on or disseminated through our systems.

OUR CURRENT MANAGEMENT HAS CONTINUING CONTROL OF THE COMPANY

         As of the date of this Prospectus, David E. Y. Sarna, our Chairman and Co-Chief Executive Officer, and George J. Febish, our President and Co-Chief Executive Officer, each of whom is also a director and a principal stockholder of ours, together with The David E. Y. Sarna Family Trust and The George J. Febish Family Trust, beneficially own, in the aggregate, approximately 17% of our issued and outstanding shares of our Common Stock. As a result, assuming no exercise of any of the warrants and options or convertible securities which we have issued, and subject to the effect of additional voting shares which we may issue in the future, these stockholders could exercise a significant influence over the control of the Company and on the outcome of matters submitted to our stockholders for approval, which influence might not be consistent with the interests of other stockholders. In addition, if they were to act together, they could under certain circumstances be able to elect a majority of our directors, deter or cause a change in control of the Company and otherwise generally control our affairs. On the other hand, the conversion rights which may be exercised pursuant to the March 1999 and August 1999 Subscription Agreements could conceivably effect a change of control of the Company if the trading price of our Common Stock were to decrease significantly.

WE DO NOT ANTICIPATE THE PAYMENT OF DIVIDENDS

         Other than distributions made prior to 1993, when we were a closely-held "S corporation," we have not paid any dividends on our Common Stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future.

SHARES THAT ARE ELIGIBLE FOR SALE IN THE FUTURE MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         A significant number of the outstanding shares of our Common Stock are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. The restricted shares may be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. In the absence of any agreement to the contrary, the outstanding restricted Common Stock could be sold in accordance with one or more other exemptions under the Securities Act (including Rule 144). Rule 144, as amended, permits sales of restricted securities by any person (whether or not an affiliate) after one year, at which time sales can be made subject to the Rule's existing volume and other limitations and by non-affiliates without adhering to Rule 144's existing volume or other limitations after two years. In general, an "affiliate" is a person with the power to manage and direct our policies. The SEC has stated that, generally, executive officers and directors of an entity are deemed affiliates of the entity. Future sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could negatively affect the price of the shares in any market that may develop for the trading of such shares.

RISK RELATED TO THE YEAR 2000 ISSUE

         Many currently installed computer systems and software products accept only two digit codes to define a specific year. Computer equipment and software with embedded technology which are time-sensitive may recognize the two digit date code "00" as the year 1900 rather than the year 2000, resulting in system failure or miscalculations. This problem is generally referred to as the "Year 2000 issue". We use software and related technologies that will be affected by the "Year 2000 issue." We began the process of identifying the changes required to our computer programs and hardware during 1996. We believe that all of our major programs and hardware are Year 2000 compliant. We believe that we will not incur any significant costs between now and January 1, 2000 to resolve Year 2000 issues. However, we cannot assure you that other companies' computer systems and applications on which our operations rely will be timely converted, or that any such failure to convert by another company would not have a material negative effect on our systems and operations. Furthermore, there can be no assurance that the software that we use which has been designed to be Year 2000 compliant, contains all necessary date code changes.

THE POSSIBLE NEGATIVE EFFECT OF ANTI-TAKEOVER PROVISIONS, A STAGGERED BOARD AND PROVISIONS RELATING TO STOCKHOLDER ACTIONS

         There are certain provisions of Delaware law and certain provisions in our Certificate of Incorporation, as amended, and in our Amended and Restated Bylaws, which could make it more difficult for a third party to acquire control of the Company and could discourage a third party from attempting to do so. Certain of these provisions allow us to issue Preferred Stock with rights senior to those of our Common Stock without any further vote or action by the stockholders, eliminate the right of stockholders to act by written consent and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. In addition, our Board of Directors is divided into classes which serve in staggered terms, meaning that the Board members may only be replaced a few at a time. This fact could have the effect of delaying a change in control of the Company. In addition, we have 5,000,000 shares of authorized Preferred Stock, which we could issue in the future without further stockholder approval and upon such terms and conditions, and with such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of our Common Stock will be subject to, and may be negatively affected by, the rights of the holders of Preferred Stock that may be issued in the future. In addition to the Series E Preferred Stock which we have issued under the terms of the March 1999 Subscription Agreement, and the Series F Preferred Stock which we have issued under the terms of the August 1999 Subscription Agreement we may issue additional Preferred Stock in connection with future financings. See "Description of Securities - Delaware Takeover Statute and Certain Charter Provisions."

THERE ARE LIMITATIONS ON THE LIABILITY OF OUR DIRECTORS AND OFFICERS

         Our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws contain provisions limiting the liability of our directors for monetary damages to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages on an action brought by or in the right of the Company for breach of a director's duties to us or to our stockholders except in certain limited circumstances. In addition, our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws contain provisions requiring us to indemnify our directors, officers, employees and agents serving at our request, against expenses, judgments (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in or not opposed to the best interests of the Company. The Certificate of Incorporation, as amended, and the Amended and Restated Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for the Company. These provisions may reduce the likelihood of derivative litigation against directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duties to the Company, even though such an action, if successful, might otherwise benefit the Company and its stockholders.

                                 USE OF PROCEEDS

         The Selling Stockholders are selling all of the Shares covered by this Prospectus for their own account. Accordingly, we will not receive any of the proceeds from the resale of the Shares. We may receive proceeds from the exercise of the warrants. We will use such net proceeds for general corporate purposes. We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the Selling Stockholders.

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our Common Stock. We currently anticipate that we will retain all available funds for use in the operation of our business. As such, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

                              SELLING STOCKHOLDERS

         We issued securities convertible into or exercisable for a substantial number of the shares covered by this Prospectus to the Selling Stockholders in connection with the August 1999 private placement under the terms of a Subscription Agreement between certain of the Selling Stockholders and ourselves, dated as of August 13, 1999 as amended (the "August 1999 Financing"). Under the terms of this Subscription Agreement, we issued 23,500 shares of Series F Preferred Stock and warrants to purchase 235,000 shares of our Common Stock (for more details regarding the August 1999 Financing see "Description of Securities-- the Private Placement" and "Description of Securities -- Preferred Stock"). Additionally, certain of the Selling Stockholders are offering for resale 15,840 shares of our Common Stock which may be acquired upon the exercise of warrants issued pursuant to a finance lease commitment.

         The following table lists certain information regarding the Selling Stockholders' ownership of shares of our Common Stock as of September 3, 1999, and as adjusted to reflect the sale of the shares. Information concerning the Selling Stockholders may change from time to time.

         The information in the table concerning the Selling Stockholders who may offer Shares hereunder from time to time is based on information provided to us by such stockholders, except for the assumed conversion of the Series F Preferred Stock into Common Stock, and the assumed exercise of the warrants by their holders, which are based solely on the assumptions referenced in footnotes
(1), (2), and (3) to the table.




                                         Shares of
                                          Common
                                          Stock                                        Shares of Common Stock Owned
Name of Selling Stockholder            Owned Prior             Shares of                    after Offering (3)
                                            to                Common Stock        -------------------------------------------
                                       Offering(1)           to be Sold (2)             Number                  Percent
                                      --------------        ----------------      ------------------       ------------------
Amro International, S. A. (4)                530,000                 530,000              0                        0
Austost Anstalt Schaan (5)                   587,142                 530,000            57,142                     *
Balmore Funds S.A. (6)                       587,142                 530,000            57,142                     *
Yeoman Ventures Limited (7)                  441,667                 441,667              0                        0
Hudson Venture Associates LLC (8)            883,333                 883,333              0                        0
Talbiya Investments Ltd. (9)                 176,667                 176,667              0                        0
Cedar Trees Investments Ltd. (10)            618,333                 618,333              0                        0
Triton Private Equities Fund L.P. (11)       441,667                 441,667              0                        0
Barry Cooper (12)                              5,940                   5,940              0                        0
Mark Cooper (12)                               5,940                   5,940              0                        0
Gene Verba (12)                                3,960                   3,960              0                        0

Total
                                      ==============        ================      ==================       ==================
                                           4,281,791               4,167,507           114,284

-----------------
* Less Than 1 Percent.

(1) Because the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock is dependent upon the market price of our Common Stock, the actual number of shares of Common Stock beneficially owned and which shall be issued upon such conversion and, consequently, offered for sale under this Registration Statement, cannot be determined at this time. The number of shares attributed to the investors (the "Investors") who purchased our Series F Preferred Stock includes the number of shares of our Common Stock as would be issuable upon conversion in full of the Series F Preferred Stock and exercise in full of the warrants issued in connection therewith, based on a hypothetical five trading day average closing bid price of our Common Stock on the Nasdaq SmallCap Market (NASDAQ) of $.75 (without regard to any contractual or other restriction on the number of securities a Selling Stockholder may own at any point in time). However, in order to provide a cushion for fluctuation in the market price of our Common Stock, we have agreed to include herein 5,500,000 shares of our Common Stock as may be issuable upon conversion in full of the Series F Preferred Stock and exercise in full of the warrants issued in connection therewith. The Investors have agreed to vote the shares beneficially held by them in favor of nominees to our board of directors who are nominated by our then current board of directors.

(2) Assumes that each Selling Stockholder will exercise all of its warrants into Common Stock; also assumes full conversion of the Series F Preferred Stock.

(3) Assumes that all of the shares of Common Stock offered hereby are sold and no other shares of Common Stock are sold during the offering period.

(4) Includes 500,000 shares of Common Stock issuable upon conversion of the Series F Preferred Stock and 30,000 shares of Common Stock issuable upon the exercise of warrants.

(5) Includes 57,142 shares of Common Stock issuable upon conversion of the Series E Preferred Stock, 500,000 shares of Common Stock issuable upon conversion of the Series F Preferred Stock, and 30,000 shares of Common Stock issuable upon the exercise of warrants.

(6) Includes 57,142 shares of Common Stock issuable upon conversion of the Series E Preferred Stock, and 500,000 shares of Common Stock issuable upon conversion of the Series F Preferred Stock, and 30,000 shares of Common Stock issuable upon the exercise of warrants.

(7) Includes 416,667 shares of Common Stock issuable upon conversion of the Series F Preferred Stock and 25,000 shares of Common Stock issuable upon the exercise of warrants.

(8) Includes 833,333 shares of Common Stock issuable upon conversion of the Series F Preferred Stock and 50,000 shares of Common Stock issuable upon the exercise of warrants.

(9) Includes 166,667 shares of Common Stock issuable upon conversion of the Series F Preferred Stock, and 10,000 shares of Common Stock issuable upon the exercise of warrants.

(10) Includes 583,333 shares of Common Stock issuable upon conversion of the Series F Preferred Stock and 35,000 shares of Common Stock issuable upon the exercise of warrants.

(11) Includes 416,667 shares of Common Stock issuable upon conversion of the Series F Preferred Stock and 25,000 shares of Common Stock issuable upon the exercise of warrants.

(12) Includes shares underlying warrants issued to this holder upon assignment of a portion of warrants we originally issued to R.C.C. Finance Group Ltd. ("RCC"), in accordance with a lease financing commitment. We originally issued warrants to RCC to purchase 12,320 and 3,520 shares of our common stock, respectively, at exercise prices of $2.25 and $.969, respectively. Of the 3,960 shares of common stock underlying Mr. Verba's warrants, 3,080 are exercisable at $2.25 per share and 880 are exercisable at $.969 per share. Of the 5,940 shares of common stock underlying each of Barry Cooper and Mark Cooper's warrants, 4,620 are exercisable at $2.25 per share and 1,310 are exercisable at $.969 per share.

         The Certificate of Designation of the Series F Preferred Stock provides that on each conversion date of the Series F Preferred Stock, the number of shares of Common Stock to be issued to each holder, when added to other shares of Common Stock owned by the holder, will not exceed 4.99% of the shares of our Common Stock outstanding on such conversion date.

         The following Selling Stockholders purchased shares of Series E Preferred Stock and warrants in March 1999: Austost Anstalt Schaan and Balmore Funds S.A. Except as noted, the Selling Stockholders have not had any material relationship with us within the past three years.


                            DESCRIPTION OF SECURITIES

General

         We are authorized to issue up to 50,000,000 shares of Common Stock, par value $.0001 per share and up to 5,000,000 shares of Preferred Stock, par value $.0001 per share. As of September 3, 1999 we had 9,260,639 shares of Common Stock issued and outstanding.

The Private Placement

         Pursuant to the terms of the 6% Series F Convertible Preferred Stock Subscription Agreement, dated as of August 13, 1999, as amended, certain investors (the "Investors") purchased $2,350,000 of our 6% Series F Convertible Preferred Stock. The Investors were also granted warrants to purchase an aggregate amount of 235,000 shares of Common Stock.

         Warrants
         --------

         The Investors may exercise the warrants granted to them in connection with the August 1999 Financing, subject to the terms and subject to the conditions set forth in the warrants, for a five- year period. Upon exercising the warrants, the Investors will be entitled to subscribe for and purchase shares of our Common Stock at an exercise price of $1.07 per share. The exercise price and the number of shares for which the warrants are exercisable is subject to adjustment as provided in the warrant, including, but not limited to, anti-dilution provisions pertaining to the declaration of stock dividends, a merger or our consolidation or liquidation. One-half of each Investor's warrants are callable at a nominal price if the Common Stock trades at a price equal to or in excess of 150% of the exercise price for 20 consecutive days.

         Compensation to the Placement Agent
         -----------------------------------

         At the closing of the August 1999 Financing on August 13, 1999, we issued to the placement agent, Warwick Corporation, Ltd. (the "Placement Agent"), 1,260 shares of our Series F Preferred Stock (six percent of the number of shares of Preferred Stock issued to the Investors on the Closing Date on the same terms as Investors). On or about August 27, 1999, we used $126,000 of the proceeds from an additional investor (which purchased $250,000 of Series F
Preferred Stock) to redeem the 1,260 shares of Series F Preferred Stock previously issued to the Placement Agent. In addition, we paid the Placement Agent a finder's fee of $15,000 (6% of the additional investor amount).

Common Stock

         Holders of shares of our Common Stock are entitled to one vote per share on all matters that are submitted to the stockholders for their approval and have no cumulative voting rights. Subject to the senior rights of our Preferred Stock, the holders of our Common Stock are entitled to receive dividends, if any, as may be declared by the Board of Directors from funds legally available from time to time for this purpose. Upon liquidation or dissolution of the Company, the remainder of our assets will be distributed ratably among the holders of our Common Stock, after the payment of all liabilities and payment to the holders of any Preferred Stock. Our Common Stock has no preemptive or other subscription rights and there are no conversion or sinking fund provisions with respect to such shares. All of our outstanding shares of Common Stock are fully paid and nonassessable. The Investors have agreed to vote all shares of

Common Stock which may be beneficially held by them in favor of all nominees to our Board of Directors who are nominated by the then current Board of Directors.

Preferred Stock

         Our Preferred Stock may be issued from time to time by our Board of Directors without the approval of our stockholders. Our Board of Directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the dividend rights, the redemption provisions, conversion provisions, liquidation preferences and other rights and preferences not in conflict with our Certificate of Incorporation or with Delaware law. Our Board of Directors, without stockholder approval, could issue Preferred Stock which would negatively affect the voting and other rights of the holders of our Common Stock.

Series F Preferred Stock

         Our Board of Directors has authorized the issuance of a series of Preferred Stock, designated as Series F Preferred Stock, and consisting of 25,000 shares. Each such share of Series F Preferred Stock has a stated value of $100 pursuant to a Certificate of Designation. We are registering a total of approximately 5,265,000 shares of our Common Stock underlying the Series F Preferred Stock as part of this Prospectus.

         Dividends.  Subject  to the  rights  of the  holders  of our  Series  E
         ---------
Preferred Stock, the holders of the shares of our Series F Preferred Stock are entitled to receive, when and as declared by our Board of Directors, dividends at the yearly rate of six percent of the Purchase Price, payable, at the discretion of our Board of Directors, in Common Stock or cash. Dividends shall accrue on each share of the Series F Preferred Stock from the date of initial issuance and be cumulative, whether or not we have profits, surplus or other funds legally available for the payment of dividends. All accrued dividends shall be immediately due and payable on the date of conversion of such shares of Series F Preferred Stock into our Common Stock.

         Preferences on Liquidation. Subject to the senior rights of the holders
         --------------------------
of our Series E Preferred Stock, in the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of our Series F Preferred Stock then outstanding shall be entitled to be paid, out of our assets available for distribution to our stockholders, an amount per share of Series F Preferred Stock as would have been payable had each such share been converted into Common Stock immediately prior to such event of liquidation, dissolution or winding up plus all accrued dividends and liquidated damages, if any ("Liquidation Preference"). If upon our liquidation, dissolution, or winding up, our assets available for distribution to our stockholders shall be insufficient to pay the holders of the Series F Preferred Stock the full Liquidation Preference, the holders of the Series F Preferred Stock shall all share in any distribution of assets, each getting a relative share of the distribution based on their relative holdings of the Series F Preferred Stock.

         Conversion  Rights.  The  shares  of  Series F  Preferred  Stock may be
         ------------------
converted into shares of Common Stock at a conversion rate determined by dividing $100, the purchase price per share of Series F Preferred Stock, by the Conversion Price, which is the lesser of (a) 0.80 times the average Closing Bid Price, as defined in the Certificate of Designation of Series F Convertible Preferred Stock, of the Common Stock for the five trading days ending on the day prior to conversion, or (b) $1.21 (subject to appropriate adjustments in the event of a stock split, reverse stock split or similar event). The Series F Preferred Stock may not be converted until the earlier of (i) the ninetieth day after the closing date of the August 1999 Financing and (ii) the effective date of this registration statement, and thereafter only one-third of a holder's acquired shares of Series F Preferred Stock may be converted, on a cumulative basis, during each 30-day period. The shares of Series F Preferred Stock will automatically convert into Common Stock on the second anniversary of the closing date. The Certificate of Designation of the Series F Preferred Stock provides that on each conversion date of the Series F Preferred Stock, the number of shares of Common Stock to be issued to each holder, when added to other shares of Common Stock owned by the holder, will not exceed 4.99% of the shares of our Common Stock outstanding on such conversion date. Additionally, we will not be able, under the August 1999 Subscription Agreement, to issue an amount of shares of Common Stock exceeding 19.99% or more of our Common Stock outstanding at the time of the August 13, 1999 closing unless our stockholders' approve such an issuance or unless a waiver is obtained from Nasdaq. In the event that neither approval from our stockholders nor a waiver from Nasdaq is obtained, we are only obligated under the August 1999 Subscription Agreement to convert the shares of Series F Preferred Stock into Common Stock in the applicable pro rata amounts so that no more than 19.99% of our Common

Stock outstanding at the time of the August 13, 1999 closing will be issued under the August 1999 Subscription Agreement.

         No fractional shares of our Common Stock shall be issued upon conversion of the Series F Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, we shall pay cash equal to such fraction multiplied by the conversion price of one share of Common Stock (which shall be calculated as described above). We shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless either the certificates evidencing such shares of Series F Preferred Stock are delivered to us or our transfer agent as provided above, or the holder notifies us or our transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to us to indemnify us for any loss we incur in connection with such certificates.

         Upon conversion of all of the then outstanding Series F Preferred Stock, shares of Series F Preferred Stock shall not be deemed outstanding for any purpose whatsoever and all such shares shall be retired and canceled and shall not be reissued.

         Forced  Conversion.  Within two years after the date of issuance of the
         ------------------
Series F Preferred Stock, all outstanding shares of the Series F Preferred Stock shall be automatically converted into shares of Common Stock. In addition, we may force a conversion of the Series F Preferred Stock in the event we close on a public offering of our shares of Common Stock under certain conditions.

         So long as any shares of our Series F Preferred Stock shall be outstanding we shall at all times, reserve and keep available out of our authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all the outstanding shares of Series F Preferred Stock.

         Redemption.  We may redeem any or all of the outstanding  shares of our
         ----------
Series F Preferred Stock on any date set for such redemption by our Board of Directors. The redemption price for each share of Series F Preferred Stock, to be paid in cash on the date of redemption, shall be an amount equal to:

          - $108, plus an amount equal to all accrued but unpaid dividends on such share, if the redemption occurs on or before October 22, 1999;

          - $113, plus an amount equal to all accrued but unpaid dividends on such share, if the redemption occurs between October 23, 1999 and December 26, 1999;

          - $118, plus an amount equal to all accrued but unpaid dividends on such share, if the redemption occurs between December 27, 1999 and February 9, 2000;

          - the higher of (i) $118, plus an amount equal to all accrued but unpaid dividends on such share, or (ii) an amount equal to the number of shares issuable upon the conversion of such share of Series F Preferred Stock on the date of redemption multiplied by the average closing bid price of the Common Stock for the last 5 trading days before the date of redemption, if the redemption occurs after February 9, 2000.

         We shall give written notice to the holder of Series F Preferred Stock to be redeemed, by telecopy and by first class mail, postage prepaid, at least 5 days prior to the date specified for redemption. Such notice shall state that a redemption is being effected, note the date of redemption and call upon such holders to surrender to us such holders' redeemed stock. The notice shall further state that any shares of Series F Preferred Stock not converted into shares of Common Stock prior to the date of redemption, shall be redeemed by us on the date of redemption. If we fail to pay the redemption price on the date of redemption, the redemption notice shall be null and void and we will relinquish our redemption rights.

         From and after the date of redemption (unless we default on duly paying the redemption price, in which case all the rights of the holders of such shares shall continue), the holders of the shares of the Series F Preferred Stock called for redemption shall not have any rights as holders of our tendered shares, except the right to receive, without interest, the redemption price upon surrender of the certificates of their shares of Series F Preferred Stock. Following the date of redemption, the shares of the Series F Preferred Stock called for redemption shall not be transferred (except with our consent) on our books and shall not be deemed outstanding for any purpose whatsoever.

         There shall be no redemption of any shares of our Series F Preferred Stock where such action would be in violation of applicable law.

         Capital  Reorganization  or  Reclassification.   If  the  Common  Stock
         ---------------------------------------------
issuable upon the conversion of the Series F Preferred Stock shall be changed into the same or different number of shares of any class or classes of our stock, whether by capital reorganization, reclassification, stock split, stock dividend, or similar event, then and in each such event, the holder of each share of Series F Preferred Stock shall have the right to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holder would have received had its shares of Series F Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.

         Capital  Reorganization  Merger or Sale of Assets. If at any time there
         -------------------------------------------------
shall be a capital reorganization of our Common Stock (other than a subdivision, combination, reclassification or exchange of shares described above), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of our properties and/or assets to any other person or entity (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series F Preferred Stock shall be entitled to receive upon conversion of the Series F Preferred Stock, the number of our shares of stock or our other securities or property, or the securities and shares of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series F Preferred Stock immediately prior to such Reorganization.

         Voting Rights.  Except as otherwise required by law, the holders of the
         -------------
Series F Preferred Stock shall not be entitled to vote upon any matter relating to our business or affairs or for any other purpose.

         So long as any shares of Series F Preferred Stock are outstanding, we shall not (i) alter or change any of the powers preferences, privileges, or rights of the Series F Preferred Stock; or (ii) amend the provisions of the Certificate of Designation changing the seniority, liquidation, conversion or other rights of the Series F Preferred Stock, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series F Preferred Stock.

Transfer Agent and Warrant Agent

         Continental Stock Transfer & Trust Company, New York, New York is the transfer agent for our Common Stock and Warrant Agent for our Class A Warrants.

Delaware Takeover Statute and Certain Charter Provisions

         We are subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

         Our Certificate of Incorporation, as amended, provides that vacancies on the Board of Directors may be filled only with the approval of a majority of the Board of Directors then in office. Furthermore, any director elected by the stockholders, or by the Board of Directors to fill a vacancy, may be removed only for cause and by a vote of 75% of the combined voting power of the shares of Common Stock entitled to vote for the election of directors, voting as a single class.

         Our Certificate of Incorporation and Amended and Restated Bylaws provide that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders. These provisions, could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities, since special meetings of stockholders may be called only by (x) the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, either upon motion of a director or upon written request by the holders of at least 50% of the voting power of all the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, or (y) the chairman or the president of the Corporation.

         The foregoing provisions, which may be amended only by a 75% vote of the stockholders, could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, an interest in the Company which constitutes less than a majority of the outstanding voting stock of the Company and may make more difficult or discourage a takeover of the Company.


                              PLAN OF DISTRIBUTION

         The Selling Stockholders may offer their shares of our Common Stock at various times in one or more of the following transactions:

          .         on any U.S. securities exchange on which our Common Stock
                    may be listed at the time of such sale;
          .         in the over-the-counter market;
          .         in transactions other than on such exchanges or in the
                    over-the-counter market;
          .         in connection with short sales;
          .         in a combination of any of the above transactions.

         The Selling Stockholders may offer their shares of Common Stock at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The Selling Stockholders may use broker-dealers to sell their shares of Common Stock. If this happens, broker-dealers will either receive discounts or commission from the Selling Stockholder, or they will receive commissions from purchasers of shares of Common Stock for whom they acted as agents. Such brokers may act as dealers by purchasing any and all of the Shares covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such securities pursuant to this Prospectus.

         The Selling Stockholder and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. As such, any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         As of the date of this Prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the Selling Stockholders with respect to the offer or sale of the Shares pursuant to this Prospectus.

         To the extent required under the Securities Act, we will file a supplemental prospectus to disclose (a) the name of any such broker-dealers, (b) the number of Shares involved, (c) the price at which such Shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, as supplemented, and (f) other facts material to the transaction.

         The Selling Stockholders are selling all of the shares covered by this Prospectus for their own account. Accordingly, we will not receive any proceeds from the resale of these shares. We may receive proceeds from the exercise of the warrants. We will use such net proceeds for general corporate purposes.

         Pursuant to the Registration Rights Agreement signed in connection with the August 1999 Financing, several of the Selling Stockholders and us have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. We shall bear customary expenses incident to the registration of the shares for the benefit of such Selling Stockholders in accordance with our agreements with such Selling Stockholders, other than underwriting discounts commissions and attorneys' fees directly attributable to the sale of such securities by or on behalf of the Selling Stockholders.

         Pursuant to the terms of the Registration Rights Agreement we have agreed to use our best efforts to keep the Registration Statement of which this Prospectus is a part effective until the earliest of (i) the date that all of the Registrable Securities have been sold pursuant to the Registration Statement of which this Prospectus is a part (ii) the date the Selling Stockholders may sell all the Shares under the provisions of Rule 144 without limitations or
(iii) February 12, 2005.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 145 of the Delaware General Corporation Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as our company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         Our Certificate of Incorporation provides that directors shall not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to our stockholders, intentional misconduct or wilful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents, by Bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. We have entered into an Indemnification Agreement (the "Indemnification Agreement") with each of our directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in our Certificate of Incorporation or as otherwise permitted under Delaware law. Each Indemnification Agreement may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

         We maintain a directors and officers liability policy with Lloyds and Agriculture Insurance Companies that contains a combined limit of liability of $5,000,000 per policy year.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

         The validity of the securities being offered hereby was reviewed and confirmed for us by Parker Chapin Flattau & Klimpl, LLP, New York, New York. Melvin Weinberg, Esq., a partner of Parker Chapin Flattau & Klimpl, LLP, may be deemed the beneficial owner of 300,000 shares of our Common Stock as a result of his being a trustee of each of the two family trusts formed by the Co-Chief Executive Officers of the Company.

                                     EXPERTS

         Our financial statements incorporated in this Prospectus by reference to the our Annual Report on Form 10- KSB as of December 31, 1998 and for each of the years in the two-year period ended December 31, 1998 have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report dated February 20, 1999 (with respect to Note A[1] March 19, 1999) accompanying such financial statements, and are incorporated herein by reference in reliance upon the said report given on the authority of said firm as experts in accounting and auditing.


-------------------------------------------------------------------------------      -----------------------------------------

         We have not authorized  any dealer,  salesperson or any other person to give any information or to represent  anything not contained in this Prospectus.
You must not rely on any  unauthorized  information.  This  Prospectus  does not
offer to sell or buy any shares in any  jurisdiction  where it is unlawful.  The           5,515,840 SHARES OF COMMON STOCK

information in this Prospectus is current as of September __, 1999.




                                TABLE OF CONTENTS

                                                                        Page

Where You Can Find More Information About Us............................2
Risk Factors............................................................4
Use of Proceeds........................................................15
Dividend Policy........................................................15
Selling Stockholders ..................................................15
Description of Securities..............................................18
Plan of Distribution ..................................................22                      PROSPECTUS
Indemnification for Securities Act Liabilities.........................23
Legal Matters..........................................................24
Experts ...............................................................24




                                                                                          September __, 1999




-------------------------------------------------------------------------------      -----------------------------------------


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses payable in connection with the issuance and distribution of the securities being registered under this Registration Statement which will be paid by the Company. The Selling Stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.

  Filing fee for registration statement...................    $         755.17
  Legal fees and expenses.................................    $      10,000.00
  Miscellaneous expenses..................................    $         500.00
                                                               ---------------
                       Total..............................    $      10,255.17
                                                               ================

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 ("Section 145") of the General Corporation Law of the State of Delaware ("DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as our Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         The Ninth Article of the Company's Certificate of Incorporation, as amended provides that the Company shall indemnify all persons whom the Company shall have the power to indemnify under Section 145 to the fullest extent permitted by such Section 145. In addition, Article Eighth of the Company's Certificate of Incorporation provides, in general, that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which provides that, under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL's provisions regarding the payment of dividends or stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

         Section 11.2 of the Subscription Agreement (Exhibit 4.1) provides for indemnification by the Investors of the directors, officers and controlling person of the Company for certain liabilities, including certain liabilities under the Securities Act of 1933, under certain circumstances.

         The Company maintains primary and excess directors and officers liability policies in an aggregate amount of $5,000,000 per policy year.

ITEM 16.  EXHIBITS.

Number                     Description of Exhibit
-----                      ----------------------

4.1(1) 6% Series F Convertible Preferred Stock Subscription Agreement, dated as of August 13, 1999, as amended

4.2(2)    Amendment Agreement, dated as of August 19, 1999

4.3(1)    Certificate of Designation of Series F Preferred Stock

4.4(1) Form of Warrant issued pursuant to the August 13, 1999 Subscription Agreement

4.5(1)    Registration Rights Agreement dated as of August 13, 1999

5.1(2)    Opinion of Parker Chapin Flattau & Klimpl, LLP

23.1(2)   Consent of Richard A. Eisner & Company, LLP

23.2      Consent of Parker Chapin Flattau & Klimpl, LLP (included in Exhibit
          5.1 hereto)

24.1(2)   Power of Attorney (included on Signature Page hereto)




----------------
(1) Filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999.

(2)       Filed herewith.

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

         The undersigned small business issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack, State of New Jersey on September 10, 1999.

                                                OBJECTSOFT CORPORATION


                                  By:       /s/ David E. Y. Sarna
                                            -----------------------------------
                                            David E.Y. Sarna
                                            Chairman of the Board, Co-Chief
                                            Executive Officer, Secretary and
                                            Director

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David E.Y. Sarna and George J. Febish and each of them with power of substitution, as his attorney-in-fact, in all capacities, to sign any amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-facts or their substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.




         Signature                       Title                                  Date



/s/ David E.Y. Sarna                     Chairman of the Board, Co-Cheif        September 10, 1999
-------------------                      Executive Officer, Secretary and
    David E.Y. Sarna                     Director
                                         (Principal Executive Officer,
                                         Principal Financial Officer and
                                         Principal Accounting Officer)


/s/ George J. Febish                     President, Co-Chief Executive          September 10, 1999
--------------------                     Officer, Treasurer and Director
    George J. Febish                     (Principal Executive Officer)


/s/ Michael A. Burak                     Director                               September 10, 1999
--------------------
    Michael A. Burak

/s/ Daniel E. Ryan                       Director                               September 8, 1999
------------------
    Daniel E. Ryan


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  -------------




                              EXHIBITS TO FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                  -------------







OBJECTSOFT CORPORATION
(EXACT NAME OF ISSUER AS SPECIFIED
IN ITS CHARTER)

EXHIBIT INDEX



Number                                           Description of Exhibit
------                                           ----------------------

4.1(1) 6% Series F Convertible Preferred Stock Subscription Agreement, dated as of August 13, 1999, as amended

4.2(2)    Amendment Agreement, dated as of August 19, 1999

4.3(1)    Certificate of Designation of Series F Preferred Stock

4.4(1) Form of Warrant issued pursuant to the August 13, 1999 Subscription Agreement

4.5(1)    Registration Rights Agreement dated as of August 13, 1999

5.1(2)    Opinion of Parker Chapin Flattau & Klimpl, LLP

23.1(2)   Consent of Richard A. Eisner & Company, LLP

23.2      Consent of Parker Chapin Flattau & Klimpl, LLP (included in Exhibit
          5.1 hereto)

24.1(2)   Power of Attorney (included on Signature Page hereto)




--------------
(1) Filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999.
(2)       Filed herewith.

                                                                      EXHBIT 4.2

                               AMENDMENT AGREEMENT

         AMENDMENT AGREEMENT, made as of the 19th day of August, 1999 by and among OBJECTSOFT CORPORATION, with its principal office at Continental Plaza III, 433 Hackensack Avenue, Hackensack, New Jersey 07601 (hereinafter the "Company"), the purchasers specified on Schedule A attached hereto, with their respective principal offices at the addresses set forth in Schedule A (the "Prior Purchasers"), WARWICK CORPORATION, LTD. (the "Placement Agent" and together with the Prior Purchasers referred to herein as the "Prior Investors") located at Charlotte House, Charlotte Street, P.O. Box N. 9204, Nassau, Bahamas, TRITON PRIVATE EQUITIES FUND L.P., located at c/o Triton Capital Management, L.L.C., 225 North Market Street, Suite 220, Wichita, Kansas 67202 (the "New Investor") and PARKER CHAPIN FLATTAU & KLIMPL, LLP, having an address at 1211 Avenue of the Americas, New York, New York 10036 (the "Escrow Agent").

                              W I T N E S S E T H:

                  WHEREAS, the Prior Purchasers have purchased 21,000 shares of Preferred Stock and 210,000 Warrants from the Company on August 13, 1999 (the "Closing Date"), for an aggregate purchase price of $2,100,000, in accordance with the terms of that certain 6% Series F Convertible Preferred Stock Subscription Agreement (the "Agreement") dated as of the Closing Date by and among the Company and the Prior Investors; and

                  WHEREAS, the parties desire to amend the Agreement and the agreements contemplated thereby to provide for the issuance and sale by the Company of additional shares of Preferred Stock and additional Warrants to the New Investor for a purchase price equal to $250,000.

                  NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

1. Amendment of Agreements. The parties hereby amend the Agreement and each of the other agreements and documents executed and delivered in connection therewith, including without limitation, that certain (i) Registration Rights Agreement dated as of the Closing Date by and among the Company and the Prior Investors and (ii) Escrow Agreement dated as of the Closing Date by and among the Company, the Prior Investors and the Escrow Agent (the Agreement and such other agreements and documents, collectively, the "Transaction Agreements"), to the extent necessary and/or applicable, so as to provide as follows:

         a. The Commitment Amount shall be increased from $2,100,000 to $2,350,000, the number of Warrants shall be increased from 210,000 to 235,000, and all references in the Agreement and the other Transaction Agreements to the Commitment Amount and Warrants, as applicable, shall be deemed to be modified accordingly.

         b. The New Investor shall be a party to the Agreement, as amended hereby, and each of the other Transaction Agreements, as applicable. By the New Investor's signature below, the New Investor hereby agrees to be bound by all of the representations, warranties, covenants, agreements, and other terms and conditions contained in the Agreement and the other Transaction Agreements. By the Company's execution of this Amendment Agreement, the Company agrees (i) to be bound by all of the representations, warranties, covenants, agreements and other terms and conditions contained in the Agreement and the other Transaction Agreements with respect to the New Investor, and (ii) that the New Investor shall have all of the rights conferred upon the Prior Investors by the Agreement and the other Transaction Agreements, in each case as if the New Investor had executed each and all of the Transaction Agreements contemporaneously with the Prior Investors. By the Escrow Agent's execution of this Amendment Agreement, the Escrow Agent agrees (i) to be bound by all of the representations, warranties, covenants, agreements and other terms and conditions contained in the Escrow Agreement (as defined in the Agreement) and the other Transaction Agreements, as the same may be applicable to the Escrow Agent, with respect to the New Investor, and (ii) that the New Investor shall have all of the rights conferred upon the Prior Investors by the Escrow Agreement and the other Transaction Agreements as the same may be applicable to the Escrow Agent, in each case as if the New Investor had executed each and all of the Transaction Agreements contemporaneously with the Prior Investors.

         c. The New Investor shall purchase from the Company, and the Company shall issue to the New Investor, for and in consideration of the sum of $250,000 (the "New Investor Proceeds"), an aggregate of (i) 2,500 shares of Preferred Stock and (ii) Warrants to purchase 25,000 shares of Common Stock. The Company shall pay the Placement Agent $15,000 in cash and the Placement Agent shall not be entitled to any additional payment of Preferred Stock pursuant to Section 12.7 of the Agreement.

         d. Consummation of all of the issuances of Preferred Stock and Warrants to the New Investor, as set forth in paragraph (c) of this Section 1, shall be deemed to have occurred as of the Closing Date (i.e., August 13, 1999) for all purposes of the Agreement, the other Transaction Agreements and the Certificate of Designation.

         e. Promptly upon receipt by the Company of the New Investor Proceeds, the Company shall use an aggregate amount of $126,000 of the New Investor Proceeds to purchase the 1,260 shares of Preferred Stock previously issued to the Placement Agent pursuant to the Agreement, at a purchase price of $100 per share of Preferred Stock.

2. Stock Split and Reverse Stock Split. The Prior Investors and the New Investor expressly acknowledge and agree that, in the event that the Common Stock shall be changed into a different number of shares of Common Stock, whether by way of stock split, stock dividend, subdivision, combination, reverse stock split or similar event, then the Conversion Rights and

         Conversion Rate formula set forth in the Certificate of Designation shall apply to the resulting shares of Common Stock, the Closing Bid Prices shall be calculated on the resulting shares of Common Stock, and the Maximum Price (as such term is defined in Section 5(b)(iii) of the Certificate of Designation) shall, for all purposes of the Certificate of Designation, be adjusted appropriately and proportionately. (For example, assume that the Company effects a one-for- three reverse stock split whereby every three shares of Common Stock become one share of Common Stock and as a result the market price of the Common Stock increases, then the Conversion Rights and Conversion Rate will thereafter be measured in terms of the resulting higher market price shares of Common Stock and the Maximum Price will automatically be tripled.) The Prior Investors and the New Investor agree to approve, vote in favor of and consent to any amendments to the Certificate of Designation that the Company and/or its counsel deem necessary or appropriate to reflect or implement the provisions of this Section 2.

3. Terms of Agreement and Transaction Agreements. Except as otherwise amended or modified herein, all terms and conditions contained in the Agreement and any of the Transaction Agreements shall continue unchanged and remain in full force and effect.

4. Capitalized Terms. All capitalized terms used herein that are not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

5. Governing Law. This Amendment Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts or choice of laws thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.


                                       OBJECTSOFT CORPORATION


                                       By: /s/ David E. Y. Sarna
                                           -------------------------------------
                                            Name: David E. Y. Sarna
                                            Title: Chairman


                                       WARWICK CORPORATION, LTD.


                                       By: /s/ Anthony L.M. Inder Rieden
                                           -------------------------------------
                                            Name: Anthony L.M. Inder Rieden
                                            Title: Director


                                       TRITON PRIVATE EQUITIES FUND L.P.


                                       By: /s/ John C. Taysche
                                           -------------------------------------
                                            Name:  John C. Taysche
                                            Title: Managing Member of Triton
                                                   Capital Management, L.L.C.

                                         AMRO INTERNATIONAL, S.A.


                                         By:  /s/ M. Klee
                                              ----------------------------------
                                              Name:  M. Klee
                                              Title: Director


                                         AUSTOST ANSTALT SCHAAN


                                         By:  /s/ Thomas Hackl
                                              ----------------------------------
                                              Name:  Thomas Hackl
                                              Title: Representative

                                               BALMORE FUNDS, S.A.


                                        By:  /s/ Francis Maraux
                                             -----------------------------------
                                             Name: Francis Maraux
                                             Title: Director


                                             YEOMAN VENTURES LIMITED


                                        By:  /s/  Gina Lavie
                                             -----------------------------------
                                             Name:  Gina Lavie
                                             Title: Attorney-in-fact


                                        HUDSON VENTURE ASSOCIATES LLC


                                        By: /s/ Jay N. Goldberg
                                            ------------------------------------
                                             Name: Jay N. Goldberg
                                             Title:


                                        TALBIYA LTD


                                        By:  [illegible]
                                             -----------------------------------
                                             Name:
                                             Title:

                                          CEDAR TREES INVESTMENTS LTD


                                          By:  /s/ J. Bouhras
                                               ---------------------------------
                                               Name:  Turks & Caicos First
                                                        Secretarial Ltd
                                               Title: Secretary


                                          PARKER CHAPIN FLATTAU & KLIMPL, LLP


                                          By:  /s/    Melvin Weinberg
                                               --------------------------------
                                               Name:  Melvin Weinberg
                                               Title: Authorized Signatory

                                   SCHEDULE A

INVESTORS:

1.    AMRO INTERNATIONAL, S.A.
      c/o Ultra Finance
      Grossmuenster Platz
      #6
      Zurich, Switzerland CH822
      Tel.: (212) 376-8750
      Fax: (212) 214-0440
      Attn:

2.    AUSTOST ANSTALT SCHAAN
      Landstrasse 163
      Schaan
      Fuerstentum Liechtenstein
      Tel.: (212) 586-8224
      Fax: (212) 586-8244
      Attn: Ari Rabinowitz

3.    BALMORE FUNDS, S.A.
      Trident Chambers
      P.O. Box 146
      Roadstown, Tortola, BVI
      Tel.: (212) 586-8224
      Fax: (212) 586-8244
      Attn: Ari Rabinowitz

4.    YEOMAN VENTURES LIMITED
      Charlotte House
      Charlotte Street
      Nassau, Bahamas
      Tel.: (242) 325-7915
      Attn: Anthony L.M. Inder Rieden

5.    HUDSON VENTURE ASSOCIATES LLC
      660 Madison Avenue
      New York, NY 10021
      Tel.: (212) 644-7430
      Fax: (212) 644-9797
      Attn: Jay N. Goldberg

6.    TALBIYA INVESTMENTS LTD.
      c/o LH Financial Services Corp.
      160 Central Park South
      Suite 3212
      New York, New York 10019
      Tel.: (212) 586-8224
      Fax: (212) 586-8244
      Attn: Chris Rossman

7.    CEDAR TREES INVESTMENTS LTD.
      c/o Turks & Caicos First Secretarial Ltd.
      Gretton House
      Duke Street
      Grand Turk
      Turks and Caicos, British West Indies
      Tel.: (649) 946-2133
      Fax: (649) 946-2933
      Attn: C.B. Williams

                      PARKER CHAPIN FLATTAU & KLIMPL, LLP
                          1211 Avenue of the Americas
                               New York, NY 10036
                                 (212) 704-6000

                                                                    Exhibit 5.1

                                                    September 9, 1999


ObjectSoft Corporation
Continental Plaza III
433 Hackensack Avenue
Hackensack, New Jersey 07601

Dear Sir:

         We have acted as counsel to ObjectSoft Corporation, a Delaware corporation (the "Company"), in connection with its filing of a registration statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, relating to an offering of an aggregate of 5,515,840 shares of common stock, par value $.0001 per share.

         Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Registration Statement.

         In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's (i) Certificate of Incorporation, as amended, (ii) Amended and Restated By-laws and (iii) resolutions of the Company's board of directors. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

ObjectSoft Corporation
September 9, 1999
Page 2



         Based upon and subject to the foregoing, we are of the opinion that:

                  (a) the shares of Common Stock issuable upon the conversion of the Series F Preferred Stock, upon issuance in accordance with the terms of the Certificate of Designation of the Series F Preferred Stock, will be legally issued, fully paid and non-assessable;

                  (b) the shares of Common Stock issuable upon the exercise of the warrants issued to the Investors, pursuant to the Subscription Agreement, upon issuance and payment in accordance with the terms of the Subscription Agreement and the terms of the warrants issued to the Investors, will be legally issued, fully paid and non-assessable; and

                  (c) the shares of Common Stock issuable upon exercise of warrants issued to each of Gene Verba, Barry Cooper and Mark Cooper, assignees of R.C.C. Finance Group Ltd. (collectively, the "Assignees' Warrants"), upon issuance and payment in accordance with the terms of the Assignees' Warrants will be legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                           Very truly yours,

                                       /s/ Parker Chapin Flattau & Klimpl, LLP

                                           PARKER CHAPIN FLATTAU & KLIMPL, LLP

                                                                 Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Form S-3 Registration Statement of our report dated February 20, 1999 (with respect to Note A[1] March 19, 1999), with respect to our audit of the financial statements included in ObjectSoft Corporation's Annual Report (Form 10-KSB) for the year ended December 31, 1998. We also consent to the reference to our firm under the caption "Experts".





 /s/ Richard A. Eisner & Company, LLP
------------------------------------
Richard A. Eisner & Company, LLP
Florham Park, New Jersey
September 10, 1999